Exhibit 10.1
January [__], 2018

Re:    Change of Control Bonus Letter Agreement

Dear [Name]:

On behalf of Immunocellular Therapeutics, Inc. (the “Company”), I am pleased to inform you that the Board of Directors of the Company (the “Board”) has authorized the Company to provide to you with a bonus payable on a Change of Control of the Company, as described in this letter agreement (this “Letter Agreement”). Certain capitalized terms used in this Letter Agreement will have the meanings ascribed to them as set forth on Exhibit A.

Change of Control Bonus. As an incentive for you to continue to contribute your efforts, talents and services to the Company, you will be eligible to earn a retention bonus in an amount equal to twelve (12) months of your then current annual base salary (the “Change in Control Bonus”). In order to earn the Change of Control Bonus you must (i) sign, date and return this Letter Agreement to the Company on or before [ ], 2018, and (ii) except as set forth below, remain actively and continuously employed by the Company on a full-time basis through the date of the Closing. The Change of Control Bonus is subject to the terms and conditions of this Letter Agreement.
Effect of Termination Prior to a Change of Control Transaction. If you are terminated by the Company without Cause (other than as a result of your death or disability) after the effective date of the definitive agreement for the Change of Control but prior to the Closing, then you will remain entitled to receive the Change of Control Bonus as provided in this Letter Agreement.
Release of Claims. Your right to receive the Change of Control Bonus is also conditioned on your delivering to the Company an effective, general release of claims (the “Release”) in favor of the Company on or within 30 days following the Closing, in the form provided by the Company.
Payment Timing. The Change of Control Bonus earned as of the Closing will be paid in a single lump sum payment within five (5) business days following the later of the Closing and the effectiveness of the Release, subject to the terms of this paragraph. If the 30-day period in which you are required to deliver the Release to the Company crosses tax years, the Change of Control Bonus will be paid on the first business day of the later tax year after effectiveness of the Release in order to comply with Section 409A of the Code.
Form of Payment. The Change of Control Bonus will be paid in the form of cash.
Other Terms. The Change of Control Bonus does not convey any equity or ownership interest in the Company or any rights commonly associated with any such interest. The Change of Control Bonus will be an unsecured, unfunded obligation of the Company, and so any rights you have under this Letter Agreement will be those of a general unsecured creditor of the Company. Payment of the Change of Control Bonus under this Letter Agreement will be paid by the Company or the Company’s successor or parent (subsequent to the Change of Control). The payment will be reduced by applicable taxes and withholdings.
Section 409A Matters. The Change of Control Bonus payment will be interpreted in such a manner that such payment either complies with Section 409A of the Code or is exempt from the requirements of Section 409A of the Code as a “short-term deferral.” If any term of this letter agreement is ambiguous, but a reasonable interpretation of the term would cause the payment of the Change of Control Bonus to comply with or be exempt from the requirements of Section 409A, you and the Company intend the term to be interpreted as such.

Entire Agreement. This Letter Agreement represents the entire agreement between you and the Company with respect to the Change of Control Bonus and it supersedes any other promises, warranties or representations with regard to this subject matter. It does not supersede or replace any provisions of your Employment Agreement with the Company dated [ ]. Additionally, as set forth in your Employment Agreement, your employment relationship with the Company remains at-will, meaning that either you or the Company may terminate your employment at any time, with or without Cause or advance notice.  This Letter Agreement will be governed by California law. This Letter Agreement may only be amended or terminated in a written agreement signed by you and a duly authorized officer of the Company. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of you, the Company, their heirs, successors and assigns.

Please sign below to confirm your understanding and acceptance of the terms of this Letter Agreement and return a signed copy to me. On behalf of the Company, I would like to thank you for your past service and your continued support of the Company.

Very truly yours,

IMMUNOCELLULAR THERAPEUTICS, INC.

By:                 _________________
Gary Titus, Chairman
On Behalf of the Board of Directors

ACKNOWLEDGED AND AGREED:

[Name]

EXHIBIT A

CERTAIN DEFINITIONS

“Cause” has the meaning set forth in your Employment Agreement.
“Change of Control” has the meaning set forth in your Employment Agreement.
“Closing” means the initial closing of a Change of Control as defined in the definitive agreement executed in connection with the Change of Control. In the case of a Change in Control Transaction with more than one closing, “Closing” means the first closing that satisfies the threshold of the definition for a Change of Control.
“Closing Date” means the date on which the Change of Control is consummated.
“Code” means the Internal Revenue Code of 1986, as amended.